Creating the World’s Premier Timber, Land & Forest Products Company WEYERHAEUSER & PLUM CREEK MERGER Exhibit 99.1

FORWARD-LOOKING STATEMENTS AND NON-GAAP FINANCIAL MEASURES This presentation contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to Weyerhaeuser’s and Plum Creek’s future results and performance, the expected benefits of the proposed transaction such as efficiencies, cost savings and growth potential and the expected timing of the completion of the transaction, all of which are subject to risks and uncertainties. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. Neither Weyerhaeuser nor Plum Creek will update these forward-looking statements after the date hereof. Some forward-looking statements discuss Weyerhaeuser’s and Plum Creek’s plans, strategies, expectations and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those and similar words. Major risks, uncertainties and assumptions that affect Weyerhaeuser’s and Plum Creek’s businesses and may cause actual results to differ materially from those expressed or implied in these forward-looking statements, including, without limitation, the failure to receive, on a timely basis or otherwise, the required approval of Weyerhaeuser’s shareholders or Plum Creek’s shareholders with respect to the proposed transaction; the risk that any of the conditions to closing of the proposed transaction may not be satisfied; the risk that the businesses of Weyerhaeuser and Plum Creek will not be integrated successfully; the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; performance of our manufacturing operations, including maintenance requirements; the level of competition from domestic and foreign producers; the successful execution of internal performance plans, including restructurings and cost reduction initiatives; raw material prices; energy prices; the effect of weather; the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters; transportation availability and costs; federal tax policies; the effect of forestry, land use, environmental and other governmental regulations; legal proceedings; performance of pension fund investments and related derivatives; the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation; changes in accounting principles; and other factors described in Weyerhaeuser’s and Plum Creek’s filings with the SEC, including the “Risk Factors” section in Weyerhaeuser’s and Plum Creek’s respective annual reports on Form 10-K for the year ended December 31, 2014.   Included in this presentation are certain non-GAAP financial measures which management believes complement the financial information presented in accordance with U.S. generally accepted accounting principles. Management believes such measures may be useful to investors. Our non-GAAP financial measures may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the metrics of calculation.

LEGENDS NO OFFER OR SOLICITATION This communication is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.   ADDITIONAL INFORMATION AND WHERE TO FIND IT The proposed transaction involving Weyerhaeuser and Plum Creek will be submitted to Weyerhaeuser’s shareholders and Plum Creek’s stockholders for their consideration. In connection with the proposed transaction, Weyerhaeuser intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”), which will include a prospectus with respect to Weyerhaeuser’s common shares to be issued in the proposed transaction and a joint proxy statement for Weyerhaeuser’s shareholders and Plum Creek’s stockholders (the “Joint Proxy Statement”) and each of Weyerhaeuser and Plum Creek will mail the Joint Proxy Statement to their respective shareholders or stockholders, as applicable, and file other documents regarding the proposed transaction with the SEC. SECURITY HOLDERS ARE URGED AND ADVISED TO READ ALL RELEVANT MATERIALS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT, CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. The Registration Statement, the Joint Proxy Statement and other relevant materials (when they become available) and any other documents filed or furnished by Weyerhaeuser or Plum Creek with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement from Weyerhaeuser upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Director, Investor Relations, or by calling (253) 924-2058, or from Plum Creek upon written request to Plum Creek, 601 Union St, Suite 3100, Seattle Washington 98101, Attention: Investor Relations, or by calling (800) 858-5347.   PARTICIPANTS IN THE SOLICITATION Weyerhaeuser, Plum Creek, their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about Weyerhaeuser’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015, and information about Plum Creek’s directors and executive officers is set forth in its definitive proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 26, 2015. These documents are available free of charge from the sources indicated above, and from Weyerhaeuser by going to its investor relations page on its corporate web site at www.weyerhaeuser.com and from Plum Creek by going to its investor relations page on its corporate web site at www.plumcreek.com.   Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the Registration Statement, the Joint Proxy Statement and other relevant materials Weyerhaeuser and Plum Creek intend to file with the SEC.

PARTICIPANTS Rick R. Holley Chief Executive Officer Doyle R. Simons Chief Executive Officer

STRATEGIC ANNOUNCEMENTS Weyerhaeuser and Plum Creek to merge Strategic review of Weyerhaeuser’s Cellulose Fibers business

THE INDUSTRY LEADER More than 13 million acres of diverse and productive timberland Largest private timberland owner in the South and Pacific Northwest Best practices and economies of scale drive enhanced performance Uniquely positioned to capitalize on housing recovery Ability to further leverage HBU potential across the combined portfolio Low-cost manufacturing assets Enhanced platform for future growth PROVEN LEADERSHIP Best-in-class management selected from two proven industry leaders Relentless focus on driving value for shareholders Recognized commitment to sustainable resource management SIGNIFICANT FINANCIAL BENEFITS $23 billion equity market cap $2.5 billion share repurchase $100 million in annual synergies FAD per share accretion in the first full year Attractive dividend Strong balance sheet WY + PCL = A WINNING COMBINATION Creating the World’s Premier Timber, Land & Forest Products Company

Merger Structure Stock-for-stock merger: 1.60 WY shares issued for each PCL share Implied premium: 13.8% to the 30-trading-day VWAP ratio of PCL:WY* Pro forma ownership: WY shareholders (65%) and PCL shareholders (35%) Timing: Expected to close in late first quarter or early second quarter of 2016 Approvals: WY and PCL shareholder votes required MERGER SUMMARY ill Board & Management Non-executive chairman: Rick Holley President & CEO: Doyle Simons 13-member board: 8 from WY; 5 from PCL Executive team: Selected from top talent at both companies Name Weyerhaeuser (NYSE: WY) Financial Impact Share repurchase: $2.5 billion (net impact similar to approx. 70% stock, 30% cash transaction) Synergies: $100 million in annual cost synergies Accretion: FAD per share accretion in first full year** Dividend: WY expects to maintain $1.24 per common share annual dividend, representing a 13% dividend increase to PCL shareholders *Calculated as a 30-trading-day Plum Creek VWAP divided by a 30-trading-day Weyerhaeuser VWAP as compared to 1.60 X fixed exchange ratio **Assuming full run-rate cost synergies of $100 million per annum

Focused Portfolio Creates the world’s premier timber, land & forest products company More than 13 million acres of productive and diverse timberlands Combines #1 and #2 land holdings in the U.S. South Largest private timberland owner in the U.S. Leading forest products manufacturing operations Review of strategic alternatives for WY Cellulose Fibers COMBINATION TO DRIVE VALUE FOR ALL SHAREHOLDERS ill Disciplined Capital Allocation Financial strength $2.5 billion post-closing share repurchase Maintain $1.24 per common share annual dividend Investment grade balance sheet Industry-Leading Performance Complementary expertise to capture additional value Silviculture Logistics and marketing Rural and development land value Natural resources and royalties Merger Unites the Two Industry Leaders With Complementary Capabilities

COMBINING THE TWO INDUSTRY LEADERS Equity Market Cap $16 billion $7 billion $23 billion* Total Acreage** 6.9 million acres 6.3 million acres 13.2 million acres EBITDA*** $1.6 billion $0.6 billion $2.2 billion Credit Rating Investment Grade Investment Grade Committed to Investment Grade COMBINED Creating the World’s Premier Timber, Land & Forest Products Company *Equity market cap as of 11-6-2015 **Acreage based on pro forma *** Combined 2014 Adjusted EBITDA reflects summation of Adjusted EBITDAs as defined by each company.  Prior to proposed share repurchase ownership as of 9-30-15Adjusted EBITDA definitions differ by company.

UNPARALLELED SCALE IN TIMBERLAND OWNERSHIP Weyerhaeuser Plum Creek COMBINED ACREAGE MORE THAN 13 MILLION ACRES* *Includes 0.3 million acres in Uruguay. Acreage based on pro forma ownership as of 9-30-15

# DIVERSE AND PRODUCTIVE TIMBERLANDS

## SOUTHERN REGION

- Highly productive Southern Yellow Pine forests
- Primarily serves the U.S. housing market

## PACIFIC NORTHWEST

- High-value softwood saw logs, mostly Douglas fir
- Primarily serves West Coast housing and Asian export markets

## NORTHERN REGION

- Mixed hardwoods
- High-value hardwood sawlog & pulpwood markets
- Inland West softwood sawlogs

## URUGUAY

- Fast-growing eucalyptus and pine



22%
3.0 million acres
Pacific Northwest
56%
7.3 million acres
Southern Region
13.2
MILLION ACRES
TOTAL*
20%
2.6 million acres
Northern Region
2%
323,000 acres
Uruguay

*Acreage based on pro forma ownership as of 9-30-15

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DELIVERING THE HIGHEST VALUE OF EVERY ACRE TIMBER VALUE Provide unmatched scale and diversity Enhance productivity through advanced silviculture Optimize logistics and marketing Continue best-in-class sustainable resource management RURAL & DEVELOPMENT LAND VALUE Capture premium recreation & conservation values Create value through entitlement of select lands OTHER NATURAL RESOURCE VALUE Maximize value from surface & subsurface resources Provide ongoing royalty streams Complementary Land Management Expertise

LEADING WOOD PRODUCTS MANUFACTURING Continued improvement through operational excellence Well-positioned to benefit from improving housing markets 18 lumber mills 6 OSB mills 6 engineered wood mills 21 distribution centers 3 veneer / plywood facilities 2 lumber mills 2 plywood facilities 1 medium density fiberboard mill Timberlands ownership

COMPELLING SYNERGIES $100 million of cost synergies Primarily corporate and operating overhead cost savings Run rate achieved by end of first full year Additional synergies from: Best practice sharing across the portfolio Increased harvest and fulfillment optimization and flexibility Operational excellence efficiencies in transportation and logging Forest management scale and infrastructure Creating the World’s Premier Timber, Land & Forest Products Company

DISCIPLINED CAPITAL ALLOCATION Return cash to shareholders Growing and sustainable dividend Share repurchase Invest in our businesses Deliver the highest return on every acre Reduce manufacturing cost structure Maintain appropriate capital structure Continued Commitment to Superior Capital Allocation

FINANCING STRATEGY No financing needed to close the merger Shortly after closing, WY will execute a $2.5 billion share repurchase Substantially all of the $2.5 billion share repurchase is expected to be completed via accelerated share repurchase Will result in a net financial impact on the company that is as if the transaction were structured with approximately 70% stock and 30% cash Share repurchase will be funded with: Balance sheet cash Bonds Bank debt Merger and share repurchase are not contingent on outcome of strategic review of Cellulose Fibers Committed to an investment grade credit rating Creating the World’s Premier Timber, Land & Forest Products Company

MANAGEMENT TEAM Doyle Simons President & Chief Executive Officer Tom Lindquist EVP, Real Estate, Energy & Natural Resources Rhonda Hunter SVP, Timberlands Adrian Blocker SVP, Wood Products Tim Punke SVP, Corporate Affairs Denise Merle SVP, Human Resources Russell Hagen SVP, Chief Financial Officer Devin Stockfish SVP, General Counsel & Corporate Secretary Creating the World’s Premier Timber, Land & Forest Products Company

CELLULOSE FIBERS: STRATEGIC ALTERNATIVES Maximizing the Value of the Cellulose Fibers Business for Shareholders Weyerhaeuser board authorized exploration of strategic alternatives for Cellulose Fibers business Weyerhaeuser’s Cellulose Fibers business is one of the world’s largest producers of absorbent fluff pulp used in products such as diapers Alternatives include continuing to hold and operate the business, or a sale or spin-off of the business Cathy Slater will continue to lead this business throughout the review process

THE INDUSTRY LEADER More than 13 million acres of diverse and productive timberland Largest private timberland owner in the South and Pacific Northwest Best practices and economies of scale drive enhanced performance Uniquely positioned to capitalize on housing recovery Ability to further leverage HBU potential across the combined portfolio Low-cost manufacturing assets Enhanced platform for future growth PROVEN LEADERSHIP Best-in-class management selected from two proven industry leaders Relentless focus on driving value for shareholders Recognized commitment to sustainable resource management SIGNIFICANT FINANCIAL BENEFITS $23 billion equity market cap $2.5 billion share repurchase $100 million in annual synergies FAD per share accretion in the first full year Attractive dividend Strong balance sheet WY + PCL = A WINNING COMBINATION Creating the World’s Premier Timber, Land & Forest Products Company